UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2011

Vitamin Shoppe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34507	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2101 91st Street

North Bergen, New Jersey 07047

(Addresses of Principal Executive Offices, including Zip Code)

(201) 868-5959

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement

The information relating to the employment letter with Brenda Galgano, set forth in Item 5.02 of this Current Report on
Form 8-K, is incorporated into this Item 1.01 by reference.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2011, Vitamin Shoppe, Inc. (NYSE: VSI) (the “Company”) announced executive management promotions that will become effective April 4, 2011. Rick Markee, currently the Company’s Chief Executive Officer and Chairman of the Board, will continue to be Executive Chairman of the Company as well as maintain his position as Chairman of the Board, while Anthony Truesdale, currently the Company’s President and Chief Merchandising Officer, will assume the role of Chief Executive Officer. Michael Archbold, currently the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer, has been named President of the Company and will maintain his position as Chief Operating Officer. In addition, Brenda Galgano has been appointed Chief Financial Officer and will join the Company April 4, 2011. Ms. Galgano was most recently Chief Financial Officer and Treasurer at the grocer The Great Atlantic & Pacific Tea Company, Inc. (“A&P”).

Ms. Galgano, 42, a Certified Public Accountant, was appointed Senior Vice President and Chief Financial Officer of A&P in November 2005 and in February 2010 was additionally appointed its Treasurer. Ms. Galgano served as Senior Vice President and Corporate Controller of A&P from November 2004 to November 2005, Vice President, Corporate Controller of A&P from February 2002 to November 2004, Assistant Corporate Controller of A&P from July 2000 to February 2002 and Director of Corporate Accounting of A&P from October 1999 to July 2000. Prior to joining A&P, Ms. Galgano was employed with PricewaterhouseCoopers LLP as Senior Manager, Assurance and Business Advisory Services. Ms. Galgano served as A&P’s Chief Financial Officer and Treasurer upon its filing for bankruptcy protection under chapter 11 of the United States Bankruptcy Code on December 12, 2010.

On February 10, 2011, the Company entered into an employment letter with Ms. Galgano outlining the terms of her employment, which include: (i) the receipt of 25,000 shares of the Company’s common stock with a four year vesting period; (ii) the ability to contribute to the Company’s 401(k) program with Company matching after a year of the first 3% of the contributions and 50% of the next 2%; (iii) eligibility to participate in the Company’s long-term incentive program beginning in 2012; (iv) health care and long term disability benefits; and (v) an annual salary of $450,000 with a guaranteed bonus of at least 25% of her annual salary for 2012. The employment terms are “at will” and not for a definite period.

Richard L. Markee, 57, has served as a director of the Company since September 2006, and was non-executive Chairman of the Board and Directors of the Company from April 2007 to September 2009. On September 8, 2009, Mr. Markee was appointed as the Company’s Chief Executive Officer and serves as Chairman of the Board and a director of the Board. He previously served as the President of Babies “R” Us since August 2004 and Vice Chairman of Toys “R” Us, Inc. since May 2003 through November 2007. Mr. Markee also served as interim chief executive officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys “R” Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President – President – Specialty Businesses and International Operations of Toys “R” Us. Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking, the predecessor to Irving Place Capital Management, L.P. He has also been a director of Dorel Industries since November 2008. From June 2005 through July 2006, he served on the board of directors of The Sports Authority, Inc. From October 1999 to January 2002, he served as Executive Vice President – President of Babies “R” Us and the Chairman of Kids “R” Us.

Anthony N. Truesdale, 48, has served as the Company’s President and Chief Merchandising Officer since April 2006. Prior to joining us, he was Senior Vice President of Merchandising and Supply Chain Management at Petsmart, Inc., holding various positions of increasing responsibility since January 1999. Before joining Petsmart, Inc., Mr. Truesdale worked for two years at Sainsbury’s in the United Kingdom as the senior manager for produce and for 16 years with various operations and merchandising roles at Shaws Supermarkets in New England.

Michael G. Archbold, 50, has served as the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer since April 2007. Mr. Archbold served as Executive Vice President / Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 to 2007. From 2002 to 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President, and later as Executive Vice President. Mr. Archbold currently serves as Lead Independent Director of the Borders Group board of directors. Mr. Archbold is a Certified Public Accountant, and has 20 years of financial experience in the retail industry.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAMIN SHOPPE, INC.

Date: February 16, 2011	By:	/s/ Michael G. Archbold
	Name:	Michael G. Archbold
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer